Exhibit 99.01

Media Contact:	Investor Contact:
Jenna Torluemke	Mary Lai
Gen	Gen
Press@GenDigital.com	IR@GenDigital.com

Introducing Gen: The Company to Power Digital Freedom

Gen Unites Trusted Brands Including Norton, Avast, LifeLock and Avira

TEMPE, Ariz. & PRAGUE, Czech Republic – November 7, 2022 – NortonLifeLock Inc. (NASDAQ: NLOK) today unveiled its new company name, Gen Digital Inc. (TO BE NASDAQ: GEN), following the completed merger of NortonLifeLock and Avast. Gen™ unites trusted names in Cyber Safety – Norton, Avast, LifeLock, Avira, AVG, CCleaner and ReputationDefender – with a single purpose to power Digital Freedom for people everywhere. The newly formed company is designed to further accelerate the company’s innovation and pave the way for the future of digital empowerment.

"Today, five billion people around the world are online; digital life is life," said Vincent Pilette, CEO of Gen. "We’re all a part of a new generation, regardless of age. It’s not Gen X, Y or Z, it’s Generation Digital. Gen’s family of trusted brands has a heritage of protecting the first digital generations and is united by a shared purpose to power Digital Freedom for the next generation of our digital lives."

“Our day-to-day life is almost entirely connected; we bank, shop, learn, work and connect online.” said Ondrej Vlcek, President of Gen. “While the advancement of technology has brought conveniences and connections we couldn’t have imagined, it also brings added complexities and new types of threats. At Gen, we're committed to bringing our passion, expertise and global presence together to innovatively tackle these challenges and ultimately power Digital Freedom for everyone.”

Gen brings award-winning technology solutions in cybersecurity, privacy and identity protection to more than half a billion users so they can live their digital lives safely, privately, and confidently. The company has dual headquarters in Tempe, Arizona and Prague, Czech Republic and has teams around the world in more than 150 countries.

Starting on Nov. 8, 2022, Gen Digital Inc. will trade on the NASDAQ Stock Exchange under the symbol “GEN.” This will replace the company’s current ticker, NLOK, and no action is required of shareholders with respect to the ticker symbol change. For more information, visit Investor.GenDigital.com.

About Gen

Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. There’s a new generation, and it’s not Gen X, Y, or Z. It’s Gen D: Generation Digital. Gen’s family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to more than 500 million users in more than 150 countries. Learn more at GenDigital.com.